Exhibit 10.4

Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into, effective as of February 10, 2017 (the "Effective Date"), by and between EnerJex Resources, Inc., a Nevada corporation (the "Company"), and Louis G. Schott ("Employee"), with reference to the following facts:

Recitals:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee from and after the Effective Date.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Position and Duties

1.1           Position and Title. The Company hereby hires Employee to serve as the Interim Chief Executive Officer of the Company. The Company's Board of Directors (the "Board") may assign Employee such other titles as it determines from time to time.

(a)          Limits on Authority. Employee shall perform his duties as Interim Chief Executive Officer of the Company pursuant to this Agreement and in compliance with applicable law, consistent with such direction as the Board provides to Employee from time to time, and in accordance with the Company's policies and procedures as published from time to time.

(b)          Annual Reviews. Following each annual anniversary of the Effective Date, the Board may review Employee's performance of his duties pursuant to this Agreement and advise Employee of the results of that review.

(c)          Reporting and Authority. Employee shall report to the Board. Subject to the power and authority of the Board to govern the affairs of the Company, Employee shall have full authority and responsibility for supervising and managing the daily affairs of the Company, including (i) working with the Board to develop and approve business objectives, policies and plans that improve profit and growth objectives, (ii) communicating business objectives and plans within the Company, (iii) ensuring that plans and policies are promulgated to and implemented by subordinate managers, (iv) directing operations to achieve planned performance goals and developing management systems to effectively control each Company unit, (v) ensuring that each operating unit provides those functions required for achieving its business objectives and that each unit is properly organized, staffed and directed to fulfill its responsibilities, (vi) developing the organization and personnel, products, facilities, technology, and appropriate financial resources to secure the position of the Company and to facilitate its planned development, (vii) directing periodic reviews of the Company's strategic market position and combining this information with corollary analysis of the Company's products and financial resources, (viii) providing periodic financial information concerning the operations of the business, human resources and sales growth plans to the Board, and (ix) ensuring that the operation of the Company complies with applicable laws.

1.2           Acceptance. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee's ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3           Business Time. Employee shall devote his business time to the performance of his duties under this Agreement. Except as disclosed to the Board prior to the engagement herein or except with the prior written approval of the Board, Employee may not be employed by or provide paid consulting services to any business enterprise other than the Company and its affiliates.

1.4           Location. Employee shall perform his duties under this Agreement primarily from the offices maintained by the Company in San Antonio, Texas, with occasional travel to the Company's properties in Kansas. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of San Antonio, Texas, and the locations of the Company's offices in Kansas and Colorado, in order to discharge his duties under this Agreement.

1.5           Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with Section 4, below.

2.            Compensation. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1           Salary. The Company shall pay to Employee an annual salary in the amount of Two Hundred Twenty Five Thousand Dollars ($225,000.00), payable in periodic installments in accordance with the Company's regular payroll practices as in effect from time to time. Such annual salary shall be subject to periodic increases, in such amounts (if any) as the Company may determine to be appropriate, at the time of Employee's annual review pursuant to Section 1.1(b), above, or at such other times (if any) as the Company may select. The salary may be reviewed and adjusted by the Board in its sole discretion following material improvements in the Company’s performance.

2.2           Annual Bonus. For each calendar year during the term of this Agreement, Employee shall be eligible to receive a cash bonus in such amount, if any, and subject to achievement of such individual and Company-wide performance criteria, as the Board in its sole discretion respectively determines to be appropriate.

2.3           Vacation. Employee shall accrue four (4) weeks' paid vacation in each period of twelve (12) consecutive months of employment during the term of this Agreement. Except with written approval by the Board, if Employee accumulates four (4) weeks' accrued and unused vacation time, then further accruals shall cease until Employee's accrued and unused vacation time is less than four (4) weeks.

2.4           Other Fringe Benefits. The Company shall either (a) provide health insurance coverage for Employee and his dependents under the Company's group health insurance plan, at the cost and expense of the Company, or (b) at the election of Employee, reimburse Employee up to One Thousand Five Hundred Dollars ($1,500.00) per month for an individual health insurance plan procured by Employee. In addition to the foregoing, Employee shall be eligible for coverage under such other fringe benefits as are provided to the Company's employees generally from time to time. These benefits or the reimbursement may be reviewed and adjusted by the Board in its sole discretion following material improvements in the Company’s performance.

2.5           Reimbursement of Expenses. The Company shall reimburse Employee for authorized expenses incurred by Employee in the performance of Employee's duties, provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

3.            Proprietary Information, Inventions and Non-Circumvention. Employee agrees, as a condition of Employee's engagement hereunder, to execute and deliver to the Company the Proprietary Information, Inventions and Non-Circumvention Agreement, in the form provided to Employee.

4.            Termination

4.1           At-Will Employment. Employee's employment by the Company is "at will," and the Company may terminate Employee's employment at any time, with or without cause, upon delivery of written notice to Employee. In addition, Employee may resign from employment with the Company at any time upon delivery of written notice to the Company.

4.2           Termination Pay. Upon termination of Employee's employment with the Company, Employee will be entitled to receive only those wages (if any) that remain accrued and unpaid as of the effective date of such termination. Employee will not be entitled to receive any severance pay or any other benefits or payments by reason of the termination of Employee's employment with the Company.

5.            Miscellaneous

5.1           Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (d) on the next business day after the date on which deposited with a nationally-recognized private courier (e.g., FedEx, UPS, DHL, etc.) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such courier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 5.1.

5.2           Effect on Other Remedies. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company may have by reason of Employee's breach of his obligations under this Agreement.

5.3           Binding on Successors; Assignment. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

5.4           Governing Law; Venue. This Agreement shall be governed by and construed in accordance with applicable provisions of the laws of the State of Texas (without regard to application of its conflict-of-law principles), and, subject to Section 5.3, each party hereby consents to the jurisdiction of the courts of the State of Texas for purposes of all actions commenced to construe or enforce this Agreement.

5.5           Severability. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

5.6           Further Assurances. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

5.7           Entire Agreement; Amendment. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

5.8           Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

[Signatures appear on the following page.]

In Witness Whereof, the parties hereto have executed this Employment Agreement, to be effective as of the Effective Date.

"Company:"	"Employee:"

EnerJex Resources, Inc., a Nevada corporation

By:
Name:	Louis G. Schott
Title:

Address, Facsimile No. and Email for Notices:	Address, Facsimile No. and Email for Notices:

EnerJex Resources, Inc.	609 Metairie Road, #117
ATTN: Chief Financial Officer	Metairie, LA 70005
EnerJex Resources, Inc.	ATTN: Louis G. Schott
4040 Broadway, Ste. 508
San Antonio, TX 78209	With a copy to:

Facsimile No.: (210) 451-5546	Louis G. Schott
Email:	208 Stella Street
Metairie, LA 70005
With a copy to:	Email: lgschott@hotmail.com

Michael E. Pfau, Esq.
Reicker, Pfau, Pyle & McRoy LLP
1421 State Street, Suite B
Santa Barbara, California 93101

Facsimile No.: (805) 966-3320
Email: mpfau@rppmh.com

Signature Page

Employment Agreement